UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On September 25, 2006, Viacom Inc. ("Viacom") announced that it had entered into an amended employment agreement with Sumner M. Redstone, Viacom’s Executive Chairman of the Board of Directors and Founder, which amendment (the “Redstone Amendment”) is intended to further the efforts of the Viacom Compensation Committee to link executive compensation arrangements to shareholder value. The key components of the Redstone Amendment, which will become effective January 1, 2007, are as follows:

•	Mr. Redstone’s salary will be reduced to $1 million per year from the current $1.75 million, and his deferred compensation, presently $1.3 million per year, will be eliminated.
•	Mr. Redstone’s target cash bonus under Viacom’s Senior Executive Short-Term Incentive Plan will be reduced from $6.1 million to $3.5 million per year.
•

Mr. Redstone will receive an annual award of stock options for shares of Class B common stock (“Class B Shares”) having a grant-date value of $3 million. All such stock options will have an exercise price equal to the fair market value of the Class B Shares on the date of grant and will vest in 25% installments on the first four anniversaries of the date of grant.

•

Beginning on January 1, 2007, Mr. Redstone will also receive an annual award of performance share units (PSUs) with a grant-date target value of $3 million. PSUs are notional units of measurement and represent the right to receive a number of Class B Shares determined on the basis of the relative total shareholder return of the Class B Shares in comparison to the total shareholder return of the common stock of companies comprising the Standard & Poor’s 500 Composite Index (with limited exceptions) at the start of a measurement period of approximately three years (except that the measurement period for Mr. Redstone’s 2007 and 2008 awards of PSUs, consistent with those of Viacom’s President and CEO and Senior Executive Vice President and Chief Administrative Officer, will begin on September 8, 2006 and run through December 31, 2009 and December 31, 2010, respectively) and, under certain circumstances, determined on the basis of Viacom’s earnings per share during such period. Payouts under the PSUs range from zero to a maximum of 300% of the target number of Class B Shares for the award.

In addition to the above, Mr. Redstone has agreed to convert, effective September 27, 2006, his approximate $9.4 million accrued deferred compensation account balance to stock option equivalents having the same fair value as determined on the conversion date. The stock option equivalents will have an exercise price equal to the closing price of the Class B Shares on the conversion date and will vest in 25% installments on the first four anniversaries of the conversion date. Accordingly, Mr. Redstone will only realize value on such deferred amount to the extent the price of the Class B Shares is higher than the exercise price at the time the stock option equivalents are exercised.

All other terms and conditions of Mr. Redstone’s employment agreement remain unchanged. A copy of Mr. Redstone’s employment agreement is filed as Exhibit 10.1 to Viacom’s Form 8-K filed on December 30, 2005.

The foregoing description of the Redstone Amendment is qualified by reference to the Redstone Amendment, which is attached hereto as Exhibit 10 and is incorporated herein by reference in its entirety. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99 and is incorporated herein by reference in its entirety.

Section 9.	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.	The following exhibits are filed as part of this Report on Form 8-K:

Exhibit No.	Description of Exhibit
10	Amendment to Employment Agreement between Viacom Inc. and Sumner M. Redstone dated September 25, 2006.
99	Press release dated September 25, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date: September 25, 2006

Exhibit Index

Exhibit No.	Description of Exhibit
10	Amendment to Employment Agreement between Viacom Inc. and Sumner M. Redstone dated September 25, 2006.
99	Press release dated September 25, 2006.